EXHIBIT 10.18

FEDERAL HOME LOAN BANK OF CHICAGO
2012 BOARD OF DIRECTORS COMPENSATION POLICY

[Revised as of October 1, 2012]

GENERAL

Section 1261.21 of the Rules and Regulations of the Federal Housing Finance Agency requires the Board of Directors to adopt a written policy to provide for the payment of reasonable compensation to Bank Directors for the performance of their duties as members of the Board of Directors. Pursuant to that regulation, this 2012 Board of Directors' Compensation Policy ("Policy") sets forth the activities and functions for which attendance is necessary and appropriate and may be compensated, and sets forth the methodology for determining the amount of compensation to be paid. This Policy shall be reviewed annually by the Human Resources & Compensation Committee.

COMPENSATION POLICY METHODOLOGY

The goal of the Policy is to appropriately compensate the Directors for actual attendance and participation at the meetings of the Board of Directors and the committees of the Board and also for work performed on behalf of the Board of Directors and the Bank apart from such meetings.

The compensation provided in this Policy was determined after a review of comparative compensation studies by third parties with expertise in the compensation of directors (McLagan ”Directors Compensation Analysis” September 2010) and the compensation paid to directors of other Federal Home Loan Banks in 2012.

PAYMENT AND FEE STRUCTURE

Members of the Board will have the following maximum annual compensation, as further calculated pursuant to this Policy.

Position	Max. Compensation	Position Duties
Chairman	$90,000	Preside at the meetings of the Board of Directors and the Executive & Governance Committee and attend other committee meetings. Represent the Bank at the Council of FHLBs.
Vice Chairman	$80,000	Attend meetings of the Board and other committee meetings, as well as chair meetings of the Board in the Chairman's absence. Represent the Bank at the Council of FHLBs.
Audit Committee Chairman	$80,000	Attend meetings of the Board and other committee meetings, as well as chair meetings of the Audit Committee.
Committee Chairman	$75,000	Attend meetings of the Board and other committee meetings, as well as chair meetings of their respective committees.
Director	$70,000	Attend meetings of the Board and meetings of committees to which such Director is appointed.

QUARTERLY RETAINER

In order to compensate Directors for their time while serving as Directors outside of normal Committee and Board meetings, Directors shall be paid a quarterly retainer, at the end of each quarter. The retainer shall compensate Directors for their time preparing for meetings, attending Bank-sponsored member meetings and events, attending Community Investment Advisory Council meetings, attending FHLB System meetings, Board training sessions, and other activities outside of normal Committee and Board meetings. The amount of the quarterly retainer varies depending on the responsibilities of the Director as set forth below:

Chairman	$11,250
Vice Chairman	$10,000
Audit Committee Chairman	$10,000
Committee Chairman	$9,375
Director	$8,750

BOARD MEETING FEES

In order to compensate Directors for their time while serving as Directors, each Director who attends a meeting of the full Board of Directors or a Committee meeting (including participating by telephone) shall be paid a Board Meeting Attendance Fee. The amount of the Board Meeting Attendance Fee varies depending on the role served at the meeting.

Board Meeting Attendance Fees shall be calculated for each director as follows:

1/2 the director's total 2012 maximum compensation (based on their role)	÷	75% of the total attendance fee opportunities for 2012

An “attendance fee opportunity” means a day on the 2012 Board Schedule where the full Board of Directors and/or a Committee on which the director serves is scheduled to meet. On a day where more than one meeting occurs, only one Board Meeting Attendance Fee shall be paid.

No additional meeting fees will be paid to any Director for their participation in any other special meetings or events on behalf of the Board of Directors or the Bank.

EXPENSES

Each Director will be reimbursed for necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties (including telephonic meetings or in-person meetings called at the request of the Federal Housing Finance Agency or other FHLB System body) as are payable to senior officers of the Bank under the Bank's Employee Reimbursement Policy.

The Bank will pay the transportation and other reasonable travel expenses of one guest of a director to attend a Board meeting only as specified in advance by the Bank. It is the director's responsibility to pay the transportation and other travel expenses of a guest that accompanies such director to any other Board meeting.

PERFORMANCE AND ATTENDANCE STANDARDS

The following performance criteria shall be considered in assessing a director's performance:

*	Did the director attend the required number of Board and Committee meetings in the specific assessment period?

*	Did the director attend most of his or her scheduled meetings in person?

*	Was the director prepared for meetings?

*	Did the director demonstrate knowledge of Bank policies and other relevant governance documents?

*	Did the director demonstrate understanding of the FHLB System?

*	Did the director actively participate in meetings?

*	Did the director participate in education, training and FHLB System events during the specific assessment period?

*	Did the director make decisions or suggestions that support the Bank's mission and vision?

*	Did the director support Board decisions, even if he or she did not agree with the decision?

*	Did the director maintain confidentiality of the discussions at meetings?

*	Did the director participate in Bank-related events (i.e., FHLB System meetings, member meetings, Bank-sponsored conferences, etc.)?

*	If a new director, did the director participate in all new director training and educational opportunities?

Each director shall fulfill his or her responsibilities by regularly and consistently attending meetings of the Board of Directors and any assigned committees. The Board's attendance standard shall be to attend in person or by telephone at least 75% of the total scheduled meetings of the Board and assigned committees, measured annually.

The Human Resources & Compensation Committee of the Board of Directors shall withhold the fourth quarter retainer payment to any Director who does not fulfill his or her responsibilities by failing to meet the majority of the performance criteria set forth above or by failing to attend 75% of the meetings of the Board of Directors and any assigned committees.

The Human Resources & Compensation Committee may designate a director's absence for a good cause from a scheduled meeting as an “excused absence.” An “excused absence” shall be recorded as a director in attendance for the 75% attendance standard but such director shall not be paid a meeting fee. Examples of what may be an “excused absence” include a medical condition of the director or their immediate family and an unexpected business conflict pertaining to the directors' primary business.

COMPLIANCE WITH LEGAL REQUIREMENTS

This Policy shall be in compliance with Section 7(i) of the Federal Home Loan Bank Act (12 U.S.C. §1427(i)), as amended, and any regulations issued by the Federal Housing Finance Agency, including 12 C.F.R. Part 1261.

TRANSITIONAL PROVISION

The provisions of this revised Policy shall be applied commencing as of October 1, 2012. Thus, there will be a fourth quarter retainer payment (payable in early 2013) subject to performance and attendance criteria and Meeting Attendance Fees. Any payments for the fourth quarter 2012 shall be subject to the 2012 maximum compensation amounts.

EFFECTIVE DATE

This revised 2012 Board of Directors Compensation Policy is effective as of October 1, 2012.

APPROVED BY THE BOARD
OF DIRECTORS

Dated: September 25, 2012

/s/ Peter E. Gutzmer

Its Corporate Secretary